Exhibit 19

Terreno Realty Corporation
INSIDER TRADING POLICY

Terreno Realty Corporation and its subsidiaries (collectively, the “Company”) have adopted the following policies and procedures regarding trading in securities by Company directors, officers and employees (the “Insider Trading Policy”). This Insider Trading Policy is designed to prevent the misuse of material nonpublic information, insider trading in securities and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws.
We have appointed Jaime J. Cannon, our Executive Vice President and Chief Financial Officer, as the Compliance Officer (together with their designees, the “Compliance Officer”) to administer this Insider Trading Policy and to be available to answer your questions. See Section E below for further information and procedures for contacting the Compliance Officer.
A.    To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers and employees, and continues to apply following the termination of any such individual’s service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material. See “Duration of Trading Prohibitions” in Section B below for more information.
In addition, all of our directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended) and any other designated employees also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. We refer to these individuals as “Insiders.” Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified by the Compliance Officer or another executive officer if you are required to comply with the Company’s Trading Procedures.
This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):
•your “Family Members,” which includes (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (e.g., materially contributing to financial support would include paying an individual’s rent but not just a phone bill);
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that, with the approval of the Compliance Officer, the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has confirmed to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
B.    What is Prohibited by this Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading in the securities of a company while in the possession of material nonpublic information about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Prohibited Activities
Prohibition on Trading in Company Securities; Tipping
When you know or are in possession of material nonpublic information about the Company, whether positive or negative, you and your Affiliated Persons are prohibited from the following activities:
•trading (whether for your account or the account of another) in the Company’s securities, which includes common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;
•having others trade for you in the Company’s securities;
•giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•disclosing the material nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material nonpublic information (these practices are known as “tipping”).
Prohibition on Trading in Securities of Other Companies
    Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company’s tenants, vendors, property management companies, customers or suppliers or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.
Duration of Trading Prohibitions

These prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures, will continue to apply to you and your Affiliated Persons until the later of: (1) the close of trading on the first full trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the close of trading on the first full trading day after any material nonpublic information known to you has become public or is no longer material.
Definition of Material Nonpublic Information
This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.”
What is “Material” Information?
Information about the Company or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about the Company is material and nonpublic, but the same analysis applies to information about other companies covered by this policy that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that should be considered carefully to determine whether they are material:
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue results that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed mergers, acquisitions, tender offers or joint ventures;
•pending or proposed acquisitions or dispositions of significant assets, properties or portfolios;
•changes in management or the members of our Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding core markets, tenants, vendors, property management companies, real estate brokers/agents, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy or declarations of stock splits;
•proposed public or private securities offerings or other financings;

•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
The above items will not always be material and there may be other items not described above that are material. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.
What is “Nonpublic” Information?
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the Securities and Exchange Commission (the “SEC”), the distribution of a press release or publishing the information on our website if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.
For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
C.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2,500,000 or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
D.    Does the Company have any Other Policies Regarding Confidential Information?
The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.
E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to Jaime J. Cannon, as the Compliance Officer, at [* * *].
However, if the conduct in question involves Mr. Cannon, or if you have reported such conduct to Mr. Cannon and do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with Mr. Cannon, you may raise the matter with Michael A. Coke, President, at [* * *].
F.    Is This Insider Trading Policy Subject to Modification?
This Insider Trading Policy, including the Trading Procedures, may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.
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Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

ADOPTED: February 16, 2010
UPDATED: February 4, 2025

Terreno Realty Corporation
SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, the Company has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Insider Trading Policy. These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers and employees of the Company. Terms used but not defined herein shall have the meaning ascribed to such terms in the Insider Trading Policy.
A.    Scope
These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees of the Company and its subsidiaries who in the ordinary course of the performance of their duties have access to material nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). These Trading Procedures also apply to any Affiliated Persons.
Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.
These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material nonpublic information possessed by such Insider has become public or is no longer material. See “Duration of Trading Prohibitions” in Section B of the Insider Trading Policy for more information.
B.    Special Trading Restrictions Applicable to Insiders
Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, and employees of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.
Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer identified below for guidance.
In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:
1.    No Trading Except During Trading Windows.
The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter.
Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) if granted a waiver in accordance with the procedures for waivers described in Section E of these Trading Procedures.
2.    Special Closed Trading Periods.
The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies to ensure compliance with this policy. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under the Insider Trading Policy to be material nonpublic information about the Company.
3.    No Short Sales.
No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
4.    No Purchases or Sales of Derivative Securities or Hedging Transactions.
No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to our securities, at any time.
5.    No Company Securities Subject to Margin Calls.
No Insider may use the Company’s securities as collateral in a margin account.
6.    No Pledges Without Pre-Approval.
No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.
7.    Gifts Subject to Same Restrictions as All Other Securities Trades.
No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are considered Affiliated Persons and as such are subject to the Insider Trading Policy.

C.     Pre-Clearance Procedures
No Insider may trade in Company securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. See Section E of the Insider Trading Policy for further information and procedures for contacting the Compliance Officer.
The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will seek approval for his or her own trades from Michael A. Coke, President, or W. Blake Baird, Chairman and Chief Executive Officer.
Procedures. No Insider may trade in Company securities unless:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Trading Procedures as Exhibit B. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material nonpublic information concerning the Company;
•If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, using the Stock Transaction Request form, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six (6) months that were not exempt from Section 16(b) of the Exchange Act and (b) the proposed trade(s) meets all of the applicable conditions of Rule 144 of the Securities Act of 1933, as amended; and
•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing (which may be by e-mail).
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
Notification to Brokers of Insider Status.    Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or the Compliance Officer on the day of a trade.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a limited number of directors or executives. The Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Insider is not aware of that material nonpublic development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests preclearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance from the Compliance Officer, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.
Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) that is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which a trade order is placed or such a transaction otherwise is entered into. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price, the name of the broker-dealer through which the transaction was effected and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by providing (or having such Insider’s broker provide) a trade order confirmation to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.
D.    Exemptions
1.    Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of the Company’s trading windows, even when in possession of material nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:
•satisfy the requirements of Rule 10b5-1;
•be documented in writing;
•be established during a trading window when such Insider does not possess material nonpublic information; and
•be pre-approved by the Compliance Officer.
Prior to approving a Rule 10b5-1 Plan, the Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Compliance Officer deems to be in the best interests of the Company.
Any proposed deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Compliance Officer.
The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. Any modification or termination of a Rule 10b5-1 Plan previously approved by the Compliance Officer requires a new approval by the Compliance Officer. The Compliance Officer may require as a condition to such approval that the modification or termination occur during a trading window, that the Insider not be aware of material nonpublic information and that additional conditions, such as a cooling off period, must be satisfied.
The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel when approving Rule 10b5-1 Plans and will seek approval for his or her own Rule 10b5-1 Plan from Michael A. Coke, President, or W. Blake Baird, Chairman and Chief Executive Officer.
All transactions pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.
2.    Tax Withholding on Restricted Stock.
The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of restricted stock upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.
E.    Waivers
A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by (1) with respect to directors or executive officers, the Board of Directors or, if permitted, a committee thereof or (2) with respect to other designated employees, the Compliance Officer, the Company’s Chief Executive Officer, the Board of Directors or, if permitted, a committee thereof, and any such waiver shall be reported to the Company’s Board of Directors.
F.    Acknowledgement
In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto as Exhibit A within ten (10) days of receipt to [* * *].
Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications thereto).
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Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED: February 16, 2010
UPDATED: February 4, 2025